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                                                                      EXHIBIT 54

                  [SONNENSCHEIN NATH & ROSENTHAL LETTERHEAD]

                                March 29, 1998



VIA TELECOPY AND MESSENGER

Metromail Corporation                  Kirkland & Ellis
360 East 22nd Street                   200 East Randolph Drive
Lombard, Illinois 60148                Chicago, Illinois 60601
Attention:  General Counsel            Attention:  Carter W. Emerson, P.C.

Gentlemen:

     On behalf of The Great Universal Stores P.L.C. ("GUS"), we again advise you that your actions with respect to American Business Information Inc. ("ABI") have violated, and continue to violate, the terms of the Merger Agreement dated as of March 12, 1998 (the "Merger Agreement") between GUS and Metromail Corporation ("Metromail").

     However, GUS agrees that if (A) Metromail does not give GUS notice of its intention to (i) withdraw or modify its approval or recommendation of GUS's $34.50 offer pursuant to the Merger Agreement (the "Offer") or (ii) enter into any agreement with respect to a Superior Proposal (as defined in the Merger Agreement) prior to 8:00 p.m., Chicago time, on March 30, 1998 and (B) Metromail agrees (by executing a copy of this letter) that Metromail cannot after 8:00 p.m., Chicago time, on March 30, 1998 terminate the Merger Agreement pursuant to
Section 8.1(c)(ii) or withdraw or modify its approval or recommendation of the Offer or enter into any agreement with respect to any Acquisition Proposal (as defined in the Merger Agreement), then GUS will not terminate the Merger Agreement because of any violations of the Merger Agreement by Metromail occurring before 8:00 p.m., Chicago time, on March 30, 1998.

     If Metromail gives GUS notice of its intention to withdraw or modify its approval or recommendation of GUS's offer pursuant to


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                         SONNENSCHEIN NATH & ROSENTHAL

Metromail Corporation
Kirkland & Ellis
March 29, 1998
Page 2

the Merger Agreement or to enter into an agreement with respect to a Superior Proposal, GUS reserves all rights and remedies it has available to it under the Merger Agreement or otherwise (including the right to terminate the Merger Agreement or the right to treat such notice as ineffective).

                                       Sincerely,

                                       SONNENSCHEIN NATH & ROSENTHAL

                                       By:  /s/Neal Aizenstein
                                            -------------------------
                                            Neal Aizenstein

AGREED TO AND ACKNOWLEDGED AS
TO THE SECOND AND THIRD
PARAGRAPHS HEREOF BY:

METROMAIL CORPORATION

By:  /s/Thomas Quarles
    ---------------------------
Its: Senior Vice President and General Counsel
    ---------------------------

NA:dmm:10108442

cc:  John Peace
     Donald G. Lubin